EXHIBIT 10.6

T-MOBILE US, INC.

UPDATED
COMPENSATION TERM SHEET
FOR
MICHAEL SIEVERT

Following is an Updated Compensation Term Sheet (the “Term Sheet”) with T-Mobile US, Inc. (the “Company”). This Term Sheet supersedes and replaces the Original Term Sheet dated February 17, 2015 by and between you and the Company (the “Original Term Sheet”).

GENERAL
In connection with your ongoing role and responsibilities as Chief Operating Officer (“COO”) of the Company, this Term Sheet (i) updates your compensation opportunities described in the Original Term Sheet consistent with market competitive practices, (ii) provides for a special, one-time equity award to further encourage your retention with the Company and align your interests with the long-term interests of the Company’s shareholders, and (iii) updates the severance benefits payable to you in case of a qualifying termination.

POSITION
You will continue to serve as the COO of the Company reporting to the Chief Executive Officer (“CEO”). You will have such duties and authority commensurate with the position of COO of the Company and you will perform such other duties commensurate with such position as the CEO may from time-to-time assign. You will continue to devote your full professional time, attention and energies to the business of the Company. Your position will continue to be based in Bellevue, WA.

COMPENSATION	Your compensation will be adjusted as follows:
Salary:

•	Effective as of January 1, 2017, an annual rate equal to $950,000, payable in accordance with the Company’s standard payroll practices.
Short-Term Incentive (STI):

•	Effective as of January 1, 2017 an annual target amount (“Target STI”) equal to 200% of salary.

•
STI awards will continue be based on the achievement of Company goals (and, as applicable, individual performance) as determined by the Compensation Committee or Section 16 Subcommittee of the Company’s Board of Directors.

Long-Term Incentive (LTI):

•
For your annual LTI awards beginning with grants made in 2017, an annual target LTI amount (as determined by the Compensation Committee or the Section 16 Subcommittee of the Company’s Board of Directors) equal to $7,125,000.

•	LTI awards will continue to be made in such form and on such terms as the Compensation Committee or Section 16 Subcommittee of the Company’s Board of Directors may determine.

Special Equity Award:

•	In addition to the anticipated 2017 equity grants for executive officers, at the same time as your 2017 LTI award is made, you will be granted a special equity award (the “Special Award”) as follows:

o	Grant date value of $7,125,000

o	50% of the Special Award will be comprised of time-vesting RSUs and 50% of the Special Award will be comprised of PRSUs (based on relative TSR)

o
Cliff vesting for both on second anniversary of the applicable grant date (subject to continued service through the applicable vesting date and, for the PRSUs, subject to the attainment of the applicable performance objectives set forth in the related award agreement)

•	The Special Award will be governed by the terms of the Company’s 2013 Omnibus Incentive Plan and related award agreements

SEVERANCE
If you are terminated by the Company other than for cause or are constructively discharged (each a “qualifying termination”), you will be eligible to receive the following, conditioned on the release requirement provided below:

an amount equivalent to two times the sum of (i) the annual base salary and (ii) Target STI for which you are eligible, payable in a single cash payment (less required tax withholdings) no later than 74 days following such qualifying termination; plus

•
Any STI for the last completed fiscal year of the Company preceding the termination date that is unpaid as of the termination date, irrespective of whether you are employed on the normal payment date, payable in a single cash payment (less required tax withholdings) no later than 74 days following such qualifying termination; plus

•
a pro rata STI award for the fiscal year of the Company in which the qualifying termination occurs, based on the number of days in the fiscal year through the date of the qualifying termination divided by 365 and based on actual performance results for the fiscal year, payable no later than March 15 following the end of the fiscal year; plus

•	for any then-outstanding LTI awards, unless the applicable award agreement provides for better treatment for you:

o
For any outstanding award that is not subject to any performance vesting condition as of the date of the qualifying termination (each, a “Time-Based Award”), upon your qualifying termination, you will vest in that number of shares or units (as applicable) subject to such Time-Based Award that would otherwise vest on the next scheduled vesting date to occur following such qualifying termination. Any portion of a Time-Based Award that is unvested as of your qualifying termination (after taking into account the accelerated vesting in the preceding sentence) shall be immediately canceled as of your qualifying termination; and

o	For any outstanding award that is subject to any performance vesting condition as of the date of the qualifying termination (each, a

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“Performance Award”), such Performance Award will remain outstanding and eligible to vest through the conclusion of the applicable performance period based on the level of achievement of the applicable performance conditions during the performance period, and the actual number of shares or units (as applicable) subject to such Performance Award that will become earned and vested upon or following the conclusion of the performance period (the “Earned Award”) shall be equal to the product of (x) the total number of shares or units (as applicable) subject to the award that would, absent your termination, otherwise become earned and vested based on the level of achievement of the applicable performance conditions during such performance period and (y) a fraction, the numerator of which is the number of days from the applicable grant date to the date of such qualifying termination and the denominator of which is the number of days from the grant date to the end of the performance period. The Earned Award (or portion thereof) shall be payable following the performance period at the same time as such Performance Award would otherwise be payable to you under the applicable award agreement had your employment not terminated. Any portion of a Performance Award that does not become an Earned Award shall be immediately canceled as of the end of the applicable performance period.

o
In the event that you fail to execute the release described below in a timely fashion, any portion of a Time-Based Award or Performance Award that has been earned or paid to you after your qualifying termination but before your failure to timely execute the release, you agree that you will have no right, title or interest in such amount earned or paid and that you will cause such amount to be returned immediately to the Company upon notice.

For purposes of this paragraph, the terms “cause” and “constructive discharge” shall be defined as set forth in Attachment A. For the avoidance of doubt, such definitions will apply to all Company plans, arrangements or programs in which you are or become a participant that include payments or benefits based on termination by the Company other than for “Cause” or by you for (as such terms may be used interchangeably) “Constructive Discharge” or “Good Reason,” including for purposes of Company equity awards and the T-Mobile USA, Inc. Executive Continuity Plan (the “Executive Continuity Plan”). In the event that the Company has instituted or institutes any other severance program in which you are eligible to participate, the amounts available to you under that program will be offset by the amounts paid under this Term Sheet. For example, without limiting the foregoing, if you are eligible for a payment following a change of control under the Executive Continuity Bonus Plan, the payment described in this paragraph would be offset by such payment under the Executive Continuity Bonus Plan. As a condition to receiving any payment under this paragraph, you must execute and deliver to the Company a release of all claims in a form determined solely by the Company, and such release must become fully effective (including, without limitation, the lapse of any revocation period), by no later than the latest payment date for the severance provided in the first bullet above and, if the aggregate period during which you are entitled to consider and/or revoke the release spans two calendar years, no payments under this paragraph will be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the effectiveness of the release).

G. Michael Sievert 2017 Term Sheet

In the event your employment is terminated due to your death or disability (defined as set forth in Attachment A), you will be eligible to receive the following, in each case, within 60 days following such termination:

•	Any STI for the last completed fiscal year of the Company preceding the termination date that is unpaid as of the termination date; plus

•
A pro rata STI award for the fiscal year of the Company in which the termination date occurs, based on the number of days in the fiscal year through the date of the qualifying termination divided by 365, and at the greater of target or actual performance results for the fiscal year; plus

•
For any LTI or other equity awards granted under the Company’s 2013 Omnibus Incentive Plan and related award agreements, vesting of any outstanding awards shall be determined under and in accordance with the terms of such plan and applicable award agreement, which terms shall be no less favorable than applicable to all other executive-level employees of the Company.

Legal Fees	The Company shall promptly reimburse your legal fees incurred in connection with this Term Sheet, not to exceed $25,000, upon reasonable documentation.

Section 409A	This Term Sheet is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). See Attachment B for additional details.

Section 280G
In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Term Sheet or otherwise to you under this Term Sheet or otherwise constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm

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may reasonably incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential Change in Control (as defined in the Company’s 2013 Omnibus Incentive Plan, or any successor plan thereto) to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.

At Will
Your employment remains “at will,” meaning that it is not for a specific duration and may be terminated by you or the Company, for any reason or for no reason whatsoever, with or without notice and with or without cause.

Successors
This Term Sheet is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Term Sheet shall inure to the benefit of and be binding upon the Company and its successors and assigns.

Withholding
All compensation and other benefits to or on behalf of you pursuant to this Term Sheet shall be subject to such deductions and withholding as may be agreed to by you or required by applicable law, rule or regulation or Company policy.

Dispute Resolution
Except for any claims arising out of, or relating to, the Restrictive Covenant and Confidentiality Agreement, dated as of November 19, 2012 (the “Restrictive Covenant and Confidentiality Agreement”) (to which you remain bound) and any other written and fully executed agreements to which you and the Company or an affiliate thereof are parties that expressly provide for a different dispute resolution mechanism, any controversy, claim or dispute arising out of or relating to this Term Sheet or your employment with the Company or termination thereof, either during the existence of the employment relationship or afterward, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington, conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys' fees and costs, in addition to any other relief that may be awarded. In accordance with the terms of the Restrictive Covenant and Confidentiality Agreement, the exclusive venue for claims arising out of, or related to, the Restrictive Covenant and Confidentiality Agreement shall be the state and Federal courts of King County, Washington.

Entire Agreement
This Term Sheet, along with the Restrictive Covenant and Confidentiality Agreement and your STI and LTI award agreements, embody the entire agreement and understanding between the parties with respect to the subject matters hereof (including but not limited to your compensation and severance terms) and supersedes all prior oral and written agreements and understandings between the Company and you with respect to the subject matters hereof, including the Original Term Sheet; and it can only be modified in a fully executed written agreement between you and a duly authorized Company officer. It may be executed by facsimile and in counterparts which, taken together, shall

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constitute one original. To the extent the provisions of this Term Sheet are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Company’s 2013 Omnibus Incentive Plan, the terms of this Term Sheet shall control. For avoidance of doubt, this Term Sheet is not intended to deprive you of any right, entitlement or protection (e.g., indemnification and insurance), in any case, that is not inconsistent with this Term Sheet and that you may have under any other agreement, plan, or policy of the Company applicable to you that may provide more favorable treatment than this Term Sheet, nor is it intended to exclude you from being eligible to receive any employee benefits (provided that such benefits would not result in you receiving a duplication of benefits) that may in the future be broadly provided to executives at your level.  Similarly, for avoidance of doubt, this Term Sheet is not intended to relieve you of obligations to the Company or requirements of the Company set forth in any other written agreement, plan, or policy of the Company applicable to you (including, without limitation, the Company’s Executive Incentive Compensation Recoupment Policy as adopted October 30, 2014, as amended from time to time), unless such obligations or requirements are expressly contrary to a commitment in this Term Sheet. This Term Sheet shall be exclusively governed by and interpreted under the laws of the State of Washington.

Please indicate your agreement with the terms outlined above by signing and dating this Term Sheet below, and returning a signed copy to Liz Sullivan.

Sincerely,
T-MOBILE US, INC.
By:	/s/ Elizabeth A. Sullivan
Elizabeth A. Sullivan,
EVP, Human Resources

AGREED as of the date below:

/s/ G. Michael Sievert	2/17/2017
G. Michael Sievert	Date

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ATTACHMENT A

1.
“Cause” shall be defined as any one of the following: (i) Employee’s gross neglect or willful material breach of Employee’s principal employment responsibilities or duties, (ii) a final judicial adjudication that Employee is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company), (iii) Employee’s breach of any non-competition or confidentiality covenant between Employee and the Company, (iv) fraudulent conduct in the course of Employee’s employment with the Company as determined by a court of competent jurisdiction, (v) the material breach by Employee of any other obligation to the Company or any affiliate thereof which continues uncured for a period of thirty (30) days after notice thereof by the Company. For the purposes of clause (v) above, the term obligation refers to Company policies and directives and is not intended to refer to performance expectations such as goals set forth in bonus plans or performance evaluations.

2.
“Constructive Discharge” (or “Good Reason,” as applicable) shall be defined as the occurrence of any of the following, provided that (a) Employee notifies the Company within not more than 90 days after initial occurrence, (b) the Company does not cure such occurrence within 30 days after receipt of such notice (or waives in writing such cure period) and (c) Employee’s employment with the Company terminates within 12 months after the end of the Company’s cure period, or in the case of termination under clause (vi) below, within 30 days after the end of the Company’s cure period: (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities in effect immediately prior to such reduction, including in the event of a Change in Control (as defined in the Company’s 2013 Omnibus Incentive Plan, or any successor plan), Employee does not become the sole COO of the principal entity resulting from such Change in Control; (ii) a reduction in the Employee’s total target direct compensation (which consists of base salary, long term incentive and short term incentive); (iii) a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits in effect immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees; (iv) a change in reporting relationship such that Employee would report to anyone other than the current CEO (John Legere) or the Board of Directors; (v) relocation of Employee’s place of work to a location more than 50 miles from Company’s current headquarters; and (vi) in the event of a Change in Control, Employee does not become CEO of the principal entity resulting from such Change in Control within six (6) months after the Change in Control. Notwithstanding anything to the contrary in this paragraph, for the purposes of subparts 2(iv) and 2(vi) above, Employee shall not have “Good Reason” to resign in the event that Employee is offered, on reasonable terms, the role of CEO of the Company or of the principal entity resulting from a Change in Control and, in either case, after good faith negotiations with the Company or its successor, Employee declines such offer.

3.
For purposes of this Term Sheet, the Employee shall be deemed to be disabled on the earlier of: (1) the date on which it is medically determined by the Company (following review by its third party medical and other advisors as determined appropriate by the Company in its discretion) that the Employee is not capable of performing the services contemplated by this Term Sheet and is not expected to be able to perform such services for an indefinite period or for a period in excess of one hundred twenty (120) days; or (2) if the Employee fails because of illness or other incapacity, to render the services contemplated by this Term Sheet for a period of one hundred twenty (120) consecutive days or any series of shorter periods aggregating to one hundred fifty (150) days in any consecutive period of twelve (12) months, unless in either case under clauses (1) or (2) above, with reasonable accommodation the Employee could continue to perform his duties under this Term Sheet and making these accommodations would not pose an undue burden on the Company as determined by the Board.

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ATTACHMENT B

Section 409A. To the extent that any payment or benefit due to you under this Term Sheet provides for the payment of non-qualified deferred compensation, the intent of the parties is that payments and benefits under this Term Sheet comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Term Sheet shall be interpreted and be administered in accordance therewith. Notwithstanding anything contained herein to the contrary, with respect to any payments hereunder that constitute “deferred compensation” under Section 409A, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Term Sheet, no employment termination date shall be deemed to have occurred, and no payment otherwise due upon a termination of employment shall be due to you under this Term Sheet, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any payments described in this Term Sheet that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to you pursuant to this Term Sheet (including any installment payment) that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding anything to the contrary in this Term Sheet (whether under this Term Sheet or otherwise), to the extent that any payments to be made upon your separation from service would result in the imposition of any individual penalty tax imposed under Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Term Sheet shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year.

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